Exhibit 4.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description of the registered securities of Eastside Distilling, Inc. (‘we”, “us”, “our” or the “Company”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation and the amendments thereto (collectively, the “Articles of Incorporation”) and our Amended and Restated Bylaws (collectively, the “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.5 is a part. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of The Nevada Revised Statutes (the “NRS”), for additional information.

Authorized Shares

Our authorized capital stock consists of 15,000,000 shares of common stock, par value $0.0001 per share and 100,000,000 shares of preferred stock, par value of $0.0001 per share. As of March 30, 2020, we have 9,762,728 shares of common stock and no shares of preferred stock outstanding. Our common stock is our only class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters subject to stockholder vote. Holders of our common stock do not have cumulative voting rights.

If the Board of Directors were to declare a dividend out of funds legally available therefor, all of the outstanding shares of common stock would be entitled to receive such dividend ratably.

If our business was liquidated or dissolved, holders of shares of common stock would be entitled to share ratably in assets remaining after satisfaction of our liabilities, subject to any preference rights of holders of indebtedness or outstanding preferred stock.

The holders of shares of common stock have no preemptive, conversion, redemption or sinking fund rights.

Anti-takeover Effects of Certain Provisions of our Articles of Incorporation and Bylaws

Authorized but Unissued Securities

The existence of authorized but unissued shares of common stock may enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer or otherwise.

In addition, the Board of Directors is authorized from time to time to establish one or more series of preferred stock and to determine and prescribe the voting powers, distinguishing designations, preferences, limitations, restrictions and relative rights of the preferred stock before issuance of any shares of that class and of any series of preferred stock before issuance of shares of that series.

The issuance of preferred stock may delay, deter or prevent a change in control. We believe that our Board of Directors’ ability to issue preferred stock on such a wide variety of terms will enable the preferred stock to be used for important corporate purposes, such as financing acquisitions or raising additional capital. However, were it inclined to do so, our Board of Directors could issue all or part of the preferred stock with, among other things, substantial voting power or advantageous conversion rights. This preferred stock could be issued to persons deemed by our Board of Directors likely to support our current management in a context for control of us, either as a precautionary measure or in response to a specific takeover threat.

No Cumulative Voting

Our Articles of Incorporation do not grant holders of the common stock the right to vote cumulatively. The absence of cumulative voting could have the effect of preventing stock holding a minority of the Company’s shares from obtaining representation on the Board of Directors.

Notice Provisions Relating to Stockholder Proposals and Nominees

Our Bylaws contain provisions requiring stockholders to give advance written notice to the Company of a proposal or director nomination in order to have that proposal or nominee considered at the annual meeting of stockholders. A stockholder’s notice must be delivered no later than ninety (90) days nor earlier than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder must be so delivered not earlier than one hundred twenty (120) days prior to such annual meeting and not later than ninety (90) days prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company).

Calling a Stockholder Meeting

Special meetings of stockholders for any purpose or purposes may be called at any time by the entire Board of Directors, any two directors or the President of the Company. Special meetings may not be called by any other person or persons.

Nevada Anti-Takeover Laws

We have not opted out of Nevada’s Business Combinations Statute and Control Share Acquisition Statute in our Articles of Incorporation, and as a result, both statutes may have the effect of delaying or making it more difficult to effect a change in control of the Company, to the extent applicable to us.

Business Combinations Act

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Further, in the absence of prior approval certain restrictions may apply even after such two-year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder.

For purposes of these statutes, an “interested stockholder” is any person who is (A) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (B) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.”

The provisions of the NRS relating to combinations with interested stockholders could have the effect of delaying, deferring or preventing a change in our control or the removal of our existing management.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 stockholders of record, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: (a) one-fifth or more but less than one-third, (b) one-third but less than a majority, and (c) a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

Listing

Our common stock is traded on the Nasdaq Stock Market under the trading symbol “EAST”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Transfer Online, Inc.